Exhibit 99.1

Q2 2018 Fixed Income Release

Denver, Colorado August 8, 2018: Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK) is today providing selected, preliminary unaudited financial* and operating information for its fixed income borrowing groups for the three months (“Q2”) and six months (“H1” or “YTD”) ended June 30, 2018 as compared to the results for the same period in the prior year (unless otherwise noted). The financial and operating information contained herein is preliminary and subject to change. We expect to issue the June 30, 2018 unaudited condensed consolidated financial statements for each of our fixed-income borrowing groups prior to the end of August 2018, at which time they will be posted to the investor relations section of our website (www.libertyglobal.com) under the “Fixed Income” heading. Convenience translations provided herein are calculated as of June 30, 2018.

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*
The financial figures contained in this release for all periods have been presented on a comparable basis with respect to certain accounting changes that were adopted on January 1, 2018. For additional information, see footnote 16.

Virgin Media Reports Preliminary Q2 2018 Results
Rebased1 Revenue Growth of 4.1% to £1.275 billion in Q2
Record Q2 RGU Additions of 112,000 and Cable ARPU Growth of 1.6%
Added 118,0002 Lightning Premises During Q2, Total Now 1.3 Million
Virgin Media Inc. (“Virgin Media”) is the leading cable operator in the U.K. and Ireland, delivering 14.5 million broadband, video and fixed-line telephony services to 5.9 million cable customers and mobile services to 3.1 million subscribers at June 30, 2018.

Operating highlights16:

•	Enhancements to our customer propositions have successfully driven RGU and ARPU growth in Q2

◦	Q2 monthly cable ARPU was £51.11, a 1.6% YoY increase on a rebased basis

◦
Delivered record Q2 RGU additions of 112,000, up 44% YoY with growth from our existing and new build footprint. This was driven by our core offers in the U.K. focused on triple-play bundles, which included a doubling of broadband speeds combined with our V6 box

▪	A focus on triple-play acquisitions and cross-sell of video to existing customers drove an 80 basis points sequential improvement in triple-play penetration to 63.2% in Q2

▪	Higher levels of customer satisfaction led to a 20 basis point YoY reduction in churn to 15.0% in Q2, the third consecutive quarter of sequential churn improvement

◦	Delivered Broadband RGU additions of 30,000 in Q2, with strong demand for higher speeds

▪	At the end of Q2, 76% of our broadband customers subscribed to speeds of 100+ Mbps and 61% enjoy our best-in-class Hub 3 WiFi router

•	Added a record 45,000 video RGUs in Q2 supported by demand for our cutting-edge V6 box, which is now taken by 1.9 million subscribers, representing 48% of our U.K. video base

◦	Enhanced our sport offering by adding BT Sport 4K UHD and FreeSports channels

◦	In July, UKTV removed its channels from Virgin TV. We have invested in new programming including Premier Sports, Paramount Network and numerous box sets

◦	In July, signed a new three-year deal with ITV offering an expanded range of content

•	Postpaid mobile additions more than doubled to 49,000 in Q2, from 22,000 in Q2 2017. Postpaid growth was partially offset by 28,000 prepaid losses resulting in 21,000 net mobile additions in Q2

◦	4G subscriptions now represent 68% of our postpaid mobile base

◦	36% of our U.K. mobile base has migrated to our full MVNO platform since November 2017

•	Q2 B2B rebased revenue growth was underpinned by a 28% YoY increase in our SOHO RGU base

•	Added 118,000 marketable Lightning premises in Q2 and 1.3 million premises since project launch

•	TV3 Group in Ireland to rebrand as Virgin Media Television at the end of August

◦	In May, TV3 secured access to all UEFA League matches for the next three years to be broadcast in Ireland on Virgin Media Sport, a new channel launching in August 2018

•	Announced the appointment of Lutz Schüler as Chief Operating Officer effective September 2018

Financial highlights16:

•	Record Q2 rebased revenue growth of 4.1% since LG acquisition, driven by a 1.8% YoY increase in our residential and SOHO RGU base and increases in cable ARPU and residential mobile revenue

•	Rebased residential cable revenue growth of 2.4% in Q2 reflected higher subscription revenue

•	Residential mobile revenue increased 16.1% in Q2 on a rebased basis due to higher mobile handset sales compared to Q2 2017, resulting in rebased mobile non-subscription revenue growth of 47.4%

◦	Mobile subscription revenue declined 1.2% on a rebased basis in Q2 primarily as a result of lower out of bundle usage, which was partly driven by regulatory changes

•	B2B revenue increased 2.7% in Q2 on a rebased basis driven by higher SOHO revenue

•	Rebased Other revenue growth of 15.4% in Q2 was due to an increase in TV3 advertising revenue

•	Operating income decreased 17.4% YoY to £58.3 million in Q2, as Segment OCF growth, as described below, was offset by higher related-party fees and allocations and higher depreciation and amortisation

•
Rebased Segment OCF growth of 2.4% in Q2 was negatively impacted by a nonrecurring benefit in the prior year of £22.5 million associated with a telecom operator’s agreement to compensate Virgin Media for certain prior-period contractual breaches related to network charges

◦
In Q2, we received a further £3.9 million of compensation for prior-period contractual breaches but this was offset by a £5.0 million increase in costs due to the reassessment of an accrual and a £3.6 million increase in network taxes following an April 1, 2017 increase in the rateable value of our existing U.K. networks, which is being phased in over a five-year period to 2021

◦	Aside from these items, rebased OCF growth was the net result of (i) increased revenue, (ii) higher handset costs and (iii) lower marketing costs

•	Property and equipment additions decreased to 27.7% of revenue in Q2 compared to 35.9% in the prior-year period driven by lower spend on new build and upgrade and product and enablers

◦	New build and upgrade decreased by £36.7 million or 23.9% YoY due to a lower volume of Lightning releases and a change in our build mix

◦	Product and enablers spend was £28.2 million or 43.1% lower YoY reflecting completion of our mobile transformation programme

•	At June 30, 2018, our fully-swapped third-party debt borrowing cost was 4.8% and the average tenor of our third-party debt (excluding vendor financing) was 6.9 years

•
At June 30, 2018, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Senior Secured and Total Net Debt to Annualised EBITDA (last two quarters annualised) were 3.79x and 4.76x, respectively, each as calculated in accordance with our most restrictive covenants

◦
Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation, the ratio of Total Net Debt to Annualised EBITDA would have been 5.23x at June 30, 2018

•
At June 30, 2018, we had maximum undrawn commitments of £675 million equivalent. When our compliance reporting requirements have been completed and assuming no change from June 30 borrowing levels, we anticipate that £455 million equivalent will be available to be drawn

•
Subsequent to June 30, 2018, a portion of the net proceeds Liberty Global received from its sale of UPC Austria were used to redeem (i) in full the £250 million principal amount of the 7.0% 2023 VM Sterling Senior Notes and (ii) $190 million (£144 million) of the $530 million (£402 million) principal amount of the 6.375% 2023 VM Dollar Senior Notes

Operating Statistics Summary

	As of and for the three months ended June 30,
	2018	2017
Footprint
Homes Passed	15,133,400	14,541,500
Two-way Homes Passed	15,087,900	14,486,200

Subscribers (RGUs)
Basic Video	10,700	27,500
Enhanced Video	4,148,500	4,078,800
Total Video	4,159,200	4,106,300
Internet	5,537,600	5,394,400
Telephony	4,838,600	4,792,000
Total RGUs	14,535,400	14,292,700

Q2 Organic[3] RGU Net Additions (Losses)
Basic Video	(3,000)	(900)
Enhanced Video	48,400	34,000
Total Video	45,400	33,100
Internet	29,500	32,600
Telephony	37,300	12,400
Total organic RGU net additions	112,200	78,100

Cable Customer Relationships
Cable Customer Relationships	5,908,300	5,825,100
Q2 Organic Cable Customer Relationship net additions	17,500	21,100

RGUs per Cable Customer Relationship	2.46	2.45
Q2 Monthly ARPU per Cable Customer Relationship[16]	£51.11	£50.29
U.K. Q2 Monthly ARPU per Cable Customer Relationship[16]	£51.14	£50.55
Ireland Q2 Monthly ARPU per Cable Customer Relationship[16]	€57.81	€55.04

Customer Bundling
Single-Play	17.2%	17.2%
Double-Play	19.6%	20.2%
Triple-Play	63.2%	62.6%

Fixed-mobile Convergence	19.5%	18.9%

Mobile Subscribers
Postpaid	2,655,900	2,460,600
Prepaid	442,700	575,500
Total Mobile subscribers	3,098,600	3,036,100

Q2 organic Postpaid net additions	48,600	22,100
Q2 organic Prepaid net losses	(27,900)	(29,600)
Total organic Mobile net additions (losses)	20,700	(7,500)

Q2 Monthly ARPU per Mobile Subscriber[16]:
Excluding interconnect revenue	£9.58	£9.87
Including interconnect revenue	£11.11	£11.27

Financial Results, Segment OCF Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three and six months ended June 30, 2018 and 2017.

	Three months ended June 30,		Rebased Change	Six months ended June 30,		Rebased Change
	2018	2017[16]		2018	2017[16]
	in millions, except % amounts

Revenue
Residential cable revenue:
Subscription	£886.3	£863.2	2.5%	£1,778.8	£1,728.0	2.7%
Non-subscription	17.6	18.4	(4.3%)	34.9	35.1	(0.6%)
Total residential cable revenue	903.9	881.6	2.4%	1,813.7	1,763.1	2.7%
Residential mobile revenue:
Subscription	88.9	90.0	(1.2%)	174.6	177.9	(1.9%)
Non-subscription	73.7	50.0	47.4%	147.9	97.8	51.1%
Total residential mobile revenue	162.6	140.0	16.1%	322.5	275.7	16.9%
Business revenue:
Subscription	18.8	13.5	38.4%	36.5	25.4	42.9%
Non-subscription	173.2	173.6	(0.1%)	346.9	344.5	0.6%
Total business revenue	192.0	187.1	2.7%	383.4	369.9	3.5%
Other revenue	16.5	14.0	15.4%	33.1	26.4	22.1%
Total revenue	£1,275.0	£1,222.7	4.1%	£2,552.7	£2,435.1	4.7%

Geographic revenue
U.K.	£1,179.9	£1,135.7	3.9%	£2,361.5	£2,264.2	4.3%
Ireland	£95.1	£87.0	7.1%	£191.2	£170.9	9.3%

Segment OCF
Segment OCF	£561.3	£548.0	2.4%	£1,109.3	£1,066.7	3.9%

Operating income	£58.3	£70.6		£117.6	£125.9
Share-based compensation expense	6.5	7.6		11.1	11.3
Related-party fees and allocations, net	45.2	31.1		78.1	60.9
Depreciation and amortisation	442.4	431.3		891.0	860.1
Impairment, restructuring and other operating items, net	8.9	7.4		11.5	8.5
Segment OCF	£561.3	£548.0		£1,109.3	£1,066.7

Segment OCF as a percentage of revenue	44.0%	44.8%		43.5%	43.8%

Operating income as a percentage of revenue	4.6%	5.8%		4.6%	5.2%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	in millions, except % amounts

Customer premises equipment	£118.9	£117.9	£280.0	£243.5
New build and upgrade	116.7	153.4	223.4	240.1
Capacity	21.9	32.5	57.1	65.7
Product and enablers	37.2	65.4	79.4	109.7
Baseline	58.7	69.6	115.3	110.0
Property and equipment additions	353.4	438.8	755.2	769.0
Assets acquired under capital-related vendor financing arrangements	(256.1)	(278.5)	(575.8)	(518.6)
Assets acquired under capital leases	(1.1)	(0.5)	(4.2)	(2.1)
Changes in liabilities related to capital expenditures (including related-party amounts)	4.6	10.6	56.1	52.6
Total capital expenditures[4]	£100.8	£170.4	£231.3	£300.9

Property and equipment additions as a percentage of revenue[16]	27.7%	35.9%	29.6%	31.6%

Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and pound sterling equivalent of the nominal amount outstanding of Virgin Media’s consolidated third-party debt, capital lease obligations and cash and cash equivalents (in millions):

	June 30,		March 31,
	2018		2018
	Borrowing currency	£ equivalent
Senior and Senior Secured Credit Facilities:
Term Loan K (LIBOR + 2.50%) due 2026	$3,400.0	2,576.9	2,425.7
Term Loan L (LIBOR + 3.25%) due 2027	£400.0	400.0	400.0
Term Loan M (LIBOR + 3.25%) due 2027	£500.0	500.0	500.0
£75.0 million (equivalent) RCF A (LIBOR + 2.75%) due 2021		—	—
£600.0 million (equivalent) RCF B (LIBOR + 2.75%) due 2024		—	—
VM Financing Facility	£348.8	348.8	148.2
VM Financing Facility II	£351.2	351.2	—
Total Senior and Senior Secured Credit Facilities		4,176.9	3,473.9

Senior Secured Notes:
5.50% GBP Senior Secured Notes due 2021	£107.1	107.1	107.1
5.25% USD Senior Secured Notes due 2021	$447.9	339.4	319.5
5.50% GBP Senior Secured Notes due 2025	£387.0	387.0	387.0
5.125% GBP Senior Secured Notes due 2025	£300.0	300.0	300.0
5.50% USD Senior Secured Notes due 2025	$425.0	322.1	303.2
6.00% GBP Senior Secured Notes due 2025[5]	£521.3	521.3	521.3
5.25% USD Senior Secured Notes due 2026	$1,000.0	757.9	713.4
5.50% USD Senior Secured Notes due 2026	$750.0	568.4	535.1
4.875% GBP Senior Secured Notes due 2027	£525.0	525.0	525.0
5.00% GBP Senior Secured Notes due 2027	£675.0	675.0	675.0
6.25% GBP Senior Secured Notes due 2029	£400.0	400.0	400.0
Total Senior Secured Notes		4,903.2	4,786.6

Senior Notes:
4.875% USD Senior Notes due 2022	$118.7	89.9	84.7
5.25% USD Senior Notes due 2022	$95.0	72.0	67.8
5.125% GBP Senior Notes due 2022	£44.1	44.1	44.1
6.375% USD Senior Notes due 2023	$530.0	401.7	378.1
7.00% GBP Senior Notes due 2023	£250.0	250.0	250.0
6.00% USD Senior Notes due 2024	$500.0	378.9	356.7
6.375% GBP Senior Notes due 2024	£300.0	300.0	300.0
4.50% EUR Senior Notes due 2025	€460.0	407.1	403.4
5.75% USD Senior Notes due 2025	$400.0	303.2	285.4
Total Senior Notes		2,246.9	2,170.2

Vendor financing		1,070.6	1,544.0
Other debt		354.3	365.5
Capital lease obligations		55.7	58.0
Total third-party debt and capital lease obligations		12,807.6	12,398.2
Deferred financing costs, discounts and premiums, net		(41.5)	(43.8)
Total carrying amount of third-party debt and capital lease obligations		12,766.1	12,354.4
Less: cash and cash equivalents		29.1	27.3
Net carrying amount of third-party debt and capital lease obligations[6]		£12,737.0	£12,327.1

Exchange rate (€ to £)		1.1299	1.1404
Exchange rate ($ to £)		1.3194	1.4017

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Unitymedia Reports Preliminary Q2 2018 Results

Delivered 61,000 RGU Additions in Q2, SOHO Additions +57% YoY
Q2 Rebased1 Revenue and Cable ARPU Growth of 3.3% and 2.8%, respectively
Announced Further Cities for Launch of 1 Gbps Broadband Speeds
Unitymedia GmbH (“Unitymedia”) is the leading cable operator in Germany and the federal states of North Rhine-Westphalia (“NRW”), Hesse and Baden-Württemberg, providing cable television, internet, fixed-line telephony and mobile services to 7.2 million customers at June 30, 2018.

Operating highlights16:

•	Solid Q2 results reinforce our strategy of balancing volumes and pricing in our core residential cable business while growing B2B business continues strong performance

•	Q2 monthly cable ARPU of €26.15 increased 2.8% YoY on a rebased basis

•	Total RGU additions of 61,000 in Q2 increased compared to the prior-year result

◦
Strong broadband net additions of 38,000 were above our prior-year result, primarily due to better gross additions on the back of our spring promotion that offered higher discounts on our core bundles until April

▪	We continue to see demand for superior speeds with over 80% of new broadband subscribers in Q2 opting for speeds of 150 Mbps or more

▪	Over 1.6 million, or 45%, of our broadband subscribers use a WiFi Connect Box, our best-in-class router, which significantly enhances the in-home connectivity experience

◦	Moderate Q2 video attrition of 14,000 RGUs was mainly driven by SDU losses, partly offset by gains in our MDU segment

▪	We continue to gain subscribers on our Horizon TV platform, which grew by 32,000 in Q2, reaching a penetration of 12% of our total video base

•	Our mobile subscriber base declined by 11,000 in Q2 to 293,000

•
B2B continues to ramp, with another quarter of record SOHO RGU additions, which were up 57% YoY in Q2 and further opportunity to grow as our SOHO subscriber base only accounts for around 2% of our total RGU count

•
After successfully launching 1 Gbps broadband speeds in the city of Bochum in May we announced the commercial rollout in the cities of Frankfurt, Cologne and Düsseldorf to be completed by beginning of 2019

Financial highlights16:

•	Rebased revenue growth of 3.3% YoY to €611.2 million in Q2 and 6.0% to €1,247.9 million YTD

◦
Revenue growth in Q2 was primarily driven by an increase in B2B non-subscription revenue, mainly due to interconnect volumes generated via our wholesale voice platform, as well as subscriber and cable ARPU growth

◦	As expected, Q2 2018 was adversely impacted by our mid-2017 analog video switch-off, as the related loss of carriage fees resulted in a revenue reduction of €3.4 million

◦	Mobile non-sub revenue was €7.4 million lower YoY as a result of the transfer of our wholesale handset program to another Liberty Global subsidiary effective January 1, 2018

•	Net earnings were €32.7 million in Q2 (€74.7 million YTD), as compared to €14.7 million in the prior-year period (€21.0 million YTD)

◦
This improvement in Q2 was driven by the net effect of (i) higher Adjusted Segment EBITDA, as described below, (ii) lower net financial and other expense, (iii) higher income tax expense, (iv) higher related party-fees and allocations and (v) lower depreciation and amortization

•	Rebased Adjusted Segment EBITDA increased 5.0% YoY to €395.3 million in Q2 and 8.6% to €802.1 million YTD

◦
The increase in Q2 was primarily due to the net effect of (i) the aforementioned increase in revenue and (ii) higher direct costs, primarily due to an increase in interconnect costs that was only partially offset by lower handset costs

•	Property, equipment and intangible asset additions were 29.5% of revenue in Q2, as compared to 31.3% in the prior-year period

◦
The decrease in Q2 was mainly driven by less CPE spend, driven by lower expenditures for (i) digital set-top boxes, which were driven last year by our analog switch-off, and (ii) WiFi Connect Boxes. These increases were only partly offset by higher spend for products and enablers and capacity enhancements

•	At June 30, 2018, our fully-swapped third-party debt borrowing cost was 3.4%, and the average tenor of our third-party debt (excluding vendor financing) was 7.4 years

•
At June 30, 2018, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Senior Secured and Total Net Debt to Annualized EBITDA (last two quarters annualized) were 3.76x and 4.67x, respectively, each as calculated in accordance with our most restrictive covenants

◦
Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation, the ratio of Total Net Debt to Annualized EBITDA would have been 4.95x at June 30, 2018

•
At June 30, 2018, we had maximum undrawn commitments of €500 million under our revolving credit facilities. When our compliance reporting requirements have been completed and assuming no change from June 30, 2018 borrowing levels, we anticipate that €368.9 million of our unused commitments will be available to be drawn

Operating Statistics Summary

	As of and for the three months ended June 30,
	2018	2017

Footprint
Homes Passed	13,037,900	12,935,600
Two-way Homes Passed	12,959,500	12,831,100

Subscribers (RGUs)
Basic Video	4,665,400	4,756,700
Enhanced Video	1,640,400	1,632,800
Total Video	6,305,800	6,389,500

Internet	3,541,000	3,389,500
Telephony	3,311,400	3,166,200
Total RGUs	13,158,200	12,945,200

Q2 Organic[3] RGU Net Additions (Losses)
Basic Video	(11,500)	(41,100)
Enhanced Video	(2,700)	33,300
Total Video	(14,200)	(7,800)

Internet	38,200	32,400
Telephony	37,100	29,200
Total organic RGU net additions	61,100	53,800

Penetration
Enhanced Video Subscribers as % of Total Video Subscribers	26.0%	25.6%
Internet as % of Two-way Homes Passed	27.3%	26.4%
Telephony as % of Two-way Homes Passed	25.6%	24.7%

Cable Customer Relationships
Cable Customer Relationships	7,164,600	7,175,000
Q2 Organic Cable Customer Relationship net additions	6,400	1,500
RGUs per Cable Customer Relationship	1.84	1.80
Q2 Monthly ARPU per Cable Customer Relationship[16]	€26.15	€25.45

Customer Bundling
Single-Play	51.3%	53.5%
Double-Play	13.8%	12.5%
Triple-Play	34.9%	34.0%

Mobile Subscribers
Total Mobile subscribers	292,900	340,400
Q2 organic Mobile net losses	(11,000)	(6,300)

Financial Results, Adjusted Segment EBITDA Reconciliation & Property, Equipment and Intangible Asset Additions

The following table reflects preliminary unaudited selected financial results for the three and six months ended June 30, 2018 and 2017:

	Three months ended June 30,		Rebased Change	Six months ended June 30,		Rebased Change
	2018	2017[16]		2018	2017[16]
	in millions, except % amounts
Revenue	€611.2	€591.5	3.3%	€1,247.9	€1,177.5	6.0%

Adjusted Segment EBITDA	€395.3	€376.4	5.0%	€802.1	€738.9	8.6%

Net earnings	€32.7	€14.7		€74.7	€21.0
Net financial and other expense	60.3	77.1		139.6	131.5
Income tax expense	36.4	24.2		73.4	42.4
Earnings before interest and taxes (“EBIT”)	129.4	116.0		287.7	194.9
Depreciation and amortization	192.4	200.1		382.4	412.9
Impairment, restructuring and other operating items, net	1.0	0.3		1.9	10.2
Share-based compensation expense	2.0	0.6		3.8	4.3
Related-party fees and allocations, net	70.5	59.4		126.3	116.6
Adjusted Segment EBITDA	€395.3	€376.4		€802.1	€738.9

Adjusted Segment EBITDA as % of revenue	64.7%	63.6%		64.3%	62.8%

Net earnings as a % of revenue	5.4%	2.5%		6.0%	1.8%

The table below highlights the categories of our property, equipment and intangible asset additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	in millions, except % amounts

Customer premises equipment	€29.3	€50.7	€68.4	€94.8
New build and upgrade	51.8	49.5	102.1	95.3
Capacity	19.7	13.7	34.5	25.8
Product and enablers	24.8	16.9	46.7	30.5
Baseline	30.9	30.4	65.2	50.7
Capitalized subscriber acquisition costs	23.9	24.0	51.5	50.3
Property, equipment and intangible asset additions	180.4	185.2	368.4	347.4

Assets acquired under capital-related vendor financing arrangements and finance lease obligations	(92.7)	(45.9)	(174.6)	(94.8)
Changes in liabilities related to capital expenditures (including related-party amounts)	0.4	(19.0)	(6.4)	(10.3)
Total capital expenditures[4]	€88.1	€120.3	€187.4	€242.3

Property, equipment and intangible asset additions as % of revenue[16]	29.5%	31.3%	29.5%	29.5%

Third-Party Debt, Accrued Interest, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and euro equivalent of the nominal amount outstanding of Unitymedia’s consolidated third-party debt and accrued interest, finance lease obligations and cash and cash equivalents (in millions):

	June 30,		March 31,
	2018		2018
	Borrowing currency	€ equivalent
Senior Credit Facilities
€80 million Super Senior RCF (EURIBOR+2.25%) due 2023	€—	—	—
€420 million Senior RCF (EURIBOR+2.75%) due 2023	€—	—	—
$855 million Term Loan B Facility (LIBOR+2.25%) due 2025	$855.0	732.2	695.6
€825 million Term Loan C Facility (EURIBOR+2.75%) due 2027	€825.0	825.0	825.0
$850 million Term Loan D Facility (LIBOR+2.25%) due 2026	$850.0	727.9	691.6
$700 million Term Loan E Facility (LIBOR+2.00%) due 2023	$700.0	599.5	—
Total Senior Credit Facilities		2,884.6	2,212.2

Senior Secured Notes
5.625% EUR Senior Secured Notes due 2023	€—	—	245.0
4.000% EUR Senior Secured Notes due 2025	€1,000.0	1,000.0	1,000.0
5.000% USD Senior Secured Notes due 2025	$550.0	471.0	447.5
4.625% EUR Senior Secured Notes due 2026	€378.0	378.0	420.0
3.500% EUR Senior Secured Notes due 2027	€500.0	500.0	500.0
6.250% EUR Senior Secured Notes due 2029	€427.5	427.5	475.0
Total Senior Secured Notes		2,776.5	3,087.5

Senior Notes
6.125% USD Senior Notes due 2025	$900.0	770.7	732.2
3.750% EUR Senior Notes due 2027	€700.0	700.0	700.0
Total Senior Notes		1,470.7	1,432.2

Vendor financing		427.8	357.7
Derivative-related debt instruments		190.0	188.5
Finance lease obligations		12.2	11.4
Accrued third-party interest, deferred financing costs and discounts, net		61.7	20.4
Total carrying amount of third-party debt, accrued interest and finance lease obligations		7,823.5	7,309.9

Less:
Cash and cash equivalents		3.0	6.0
Net carrying amount of third-party debt and finance lease obligations[6]		€7,820.5	€7,303.9

Exchange rate ($ to €)		1.1677	1.2291

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UPC Holding Reports Preliminary Q2 2018 Results
Appointments of new Swiss and CEE CEOs
Swiss Result Impacted by MySports Costs and Competitive Intensity
Continued Mobile Subscriber Additions through Compelling Offers
UPC Holding Group (“UPC Holding”) provides market-leading triple- and quad-play services through next-generation networks and innovative technology platforms. Our operations in Austria, Hungary, Romania and the Czech Republic have been accounted for as discontinued operations and, accordingly the information in this release relates only to our continuing operations in Switzerland, Poland and Slovakia and our DTH business unless otherwise indicated. For selected quarterly information of UPC Holding’s continuing and discontinued operations, see the Appendix. Our continuing operations connected 3.6 million customers subscribing to 6.6 million television, internet and fixed-line telephony services and served 132,900 mobile subscribers at June 30, 2018.

Operating and strategic highlights16:

•
Appointment of Severina Pascu to succeed Eric Tveter as CEO of UPC Switzerland from September 1, 2018, while Eric Tveter will continue to serve as Chairman of UPC Switzerland and will oversee Liberty Global’s Eastern European operations as CEO

•	Announced completion of the sale of UPC Austria to T-Mobile Austria for €1.9 billion on July 31, 2018

•	Swiss Q2 ARPU per customer of CHF 70.36, a 1.6% YoY decrease on a rebased[1] basis, driven mostly by increased competition

◦	Improved spin down through better base management activities and Happy Home campaign

•	Continuing Central and Eastern Europe (Poland, Slovakia and DTH, collectively "Continuing CEE") blended Q2 ARPU per customer of €16.48, a 1.2% YoY increase on a rebased[1] basis

•	Net RGU losses of 61,000 in Q2 versus 25,000 RGU losses in Q2 2017

◦	Switzerland lost 54,000 RGUs in Q2, compared to a gain of 6,000 in Q2 2017, primarily due to heightened competition

◦	Continuing CEE lost 7,000 RGUs, as compared to a loss of 31,000 in Q2 2017

•	Broadband RGU losses of 11,000 in Q2, compared to a gain of 11,000 in Q2 2017

◦	Switzerland lost 13,000 broadband RGUs in Q2 as compared to a gain of 8,000 in Q2 2017

◦	Continuing CEE gained 2,000 broadband RGUs, largely in-line with the prior-year result

◦	Penetration of our WiFi Connect Box increased to 50% of our continuing operations’ broadband base by the end of June 2018

•	Our video base declined by 48,000 RGUs in Q2, largely driven by increased losses in Switzerland

◦	Our Horizon TV subscriber base, including Horizon-Lite[7], increased by 35,000 in Q2 and now accounts for 41% of our total cable video base

•	Mobile additions were in-line year-over-year with 7,000 mobile subscriber additions in Q2, driven by continued penetration of mobile in our fixed customer base

•	In Q2, UPC’s footprint expanded by 34,000 premises across Continuing CEE and by 7,000 premises in Switzerland as part of our ongoing new build program

•
In July 2018, UPC Switzerland concluded its FTTH expansion project and it is now able to offer its products to ~190,000 homes via third-party fiber lines throughout 16 cities, as compared to ~100,000 premises at year-end 2017. We do not count these premises in our homes passed.

Financial highlights16:

•	Rebased[1] revenue declined 1.2% YoY in Q2 2018 to €406.2 million

◦
Swiss rebased revenue declined 1.9% in Q2, primarily due to the net effect of (i) lower residential cable subscription revenue, which was driven primarily by competitive pressures, (ii) an increase in B2B revenue, (iii) higher mobile revenue and (iv) higher revenue from the distribution of MySports channels

◦	Continuing CEE rebased revenue growth of 0.3% in Q2, due to the net effect of (i) growth in our B2B business and (ii) lower residential cable subscription revenue

•
Operating income decreased 3.0% in Q2 to €70.7 million, as a result of the combined impact of a decrease in Segment OCF, as further described below, lower related-party fees and lower depreciation and amortization

•	Rebased Segment OCF declined by 8.3% in Q2 2018 to €214.3 million

◦
Swiss rebased Segment OCF declined 11.0% in Q2, due to the aforementioned revenue decline, an increase in interconnect costs and an increase in expenses associated with the MySports Platform that was launched in Q3 2017

◦
Continuing CEE rebased Segment OCF declined 2.5% in Q2, driven by the net effect of (i) the aforementioned revenue trend and (ii) the accrual of €2.4 million of additional costs during the second quarter of 2018 following the reassessment of an operational contingency

•	Q2 segment property and equipment additions were 17.5% of revenue, as compared with 28.5% in the prior-year period

◦
The Q2 2018 decrease was largely due to a transponder lease that our DTH business completed in the prior-year period. Q2 property and equipment additions were 15.8% of revenue for Switzerland and 21.0% for Continuing CEE

•	At June 30, 2018, our fully-swapped third-party debt borrowing cost was 4.4% and the average tenor of our third-party debt (excluding vendor financing) was 8.5 years

•
At June 30, 2018, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Senior Secured and Total Net Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding, including discontinued operations[8], were 3.38x and 4.35x, respectively, as calculated in accordance with our most restrictive covenants

◦
Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation, the ratio of Total Net Debt to Annualized EBITDA for UPC Holding, including discontinued operations, would have been 4.69x at June 30, 2018

•
At June 30, 2018, we had maximum undrawn commitments of €990.1 million. When our Q2 compliance reporting requirements have been completed and assuming no change from June 30, 2018 borrowing levels, we anticipate the full amount will be available to be drawn

•
Subsequent to June 30, 2018, a portion of the net proceeds received from the sale of UPC Austria were used to (i) redeem €60 million of the €600 million principal amount of the 4.0% EUR 2027 Senior Secured Notes, (ii) repay $330 million (€283 million) of the $1,975 million (€1,691million) principal amount under Facility AR and (iii) repay in full the €500 million principal amount under Facility AS.

Operating Statistics Summary

	As of and for the three months ended June 30,
	2018	2017

Footprint
Homes Passed	6,320,100	6,076,100
Two-way Homes Passed	6,248,800	5,996,400

Subscribers (RGUs)
Basic Video[9]	676,500	784,400
Enhanced Video[10]	1,834,800	1,824,200
DTH	778,300	811,300
Total Video	3,289,600	3,419,900

Internet[11]	2,017,100	2,006,500
Telephony[12]	1,259,200	1,238,700
Total RGUs	6,565,900	6,665,100

Q2 Organic[3] RGU Net Additions (Losses)
Basic Video	(29,300)	(15,100)
Enhanced Video	(7,500)	(3,400)
DTH	(11,200)	(15,600)
Total Video	(48,000)	(34,100)

Internet	(10,700)	10,800
Telephony	(2,200)	(2,000)
Total organic RGU net additions	(60,900)	(25,300)

Penetration
Enhanced Video Subscribers as % of Total Cable Video Subscribers	73.1%	69.9%
Internet as % of Two-way Homes Passed	32.3%	33.5%
Telephony as % of Two-way Homes Passed	20.2%	20.7%

Cable Customer Relationships
Cable Customer Relationships	3,569,800	3,704,600
Q2 Organic Cable Customer Relationship net additions	(52,700)	(36,500)
RGUs per Cable Customer Relationship	1.84	1.80
Q2 Monthly ARPU per Cable Customer Relationship[16]	€30.83	€33.39
Switzerland Q2 Monthly ARPU per Cable Customer Relationship[16]	CHF 70.36	CHF 71.53
Continuing CEE Q2 Monthly ARPU per Cable Customer Relationship[16]	€16.48	€16.43

Customer Bundling
Single-Play	48.5%	50.8%
Double-Play	19.2%	18.4%
Triple-Play	32.3%	30.8%

Mobile Subscribers
Total Mobile subscribers	132,900	97,100
Q2 organic Mobile net additions	7,400	6,900

Q2 Monthly ARPU per Mobile Subscriber[16]:
Excluding interconnect revenue	€27.42	€28.11
Including interconnect revenue	€30.42	€31.70

Financial Results, Segment OCF Reconciliation, Property & Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three and six months ended June 30, 2018 and 2017:

	Three months ended June 30,		Rebased Change	Six months ended June 30,		Rebased Change
	2018	2017[16]		2018	2017[16]
	in millions, except % amounts
Revenue
Switzerland	€278.5	€307.7	(1.9%)	€559.1	€617.9	(1.6%)
Central and Eastern Europe	128.1	128.8	0.3%	258.7	255.3	0.7%
Intersegment eliminations	(0.4)	—	N.M.	(0.4)	(0.1)	N.M.
Total	€406.2	€436.5	(1.2%)	€817.4	€873.1	(1.0%)

Segment OCF
Switzerland	€158.6	€193.0	(11.0%)	€310.4	€384.3	(12.3%)
Central and Eastern Europe	56.8	58.9	(2.5%)	115.3	113.7	0.8%
Central and Corporate and intersegment eliminations	(1.1)	(0.4)	N.M.	(1.4)	(1.2)	N.M.
Total Segment OCF	€214.3	€251.5	(8.3%)	€424.3	€496.8	(8.4%)

Operating income	€70.7	€72.9		€133.7	€151.7
Share-based compensation expense	2.5	2.8		4.8	3.7
Related-party fees and allocations, net	49.1	76.0		100.6	145.6
Depreciation and amortization	89.9	99.0		180.5	194.3
Impairment, restructuring and other operating items, net	2.1	0.8		4.7	1.5
Total Segment OCF	€214.3	€251.5		€424.3	€496.8

Segment OCF as percentage of revenue	52.8%	57.6%		51.9%	56.9%

Operating income as a percentage of revenue	17.4%	16.7%		16.4%	17.4%

N.M. - not meaningful

The following table provides details of our continuing operations property and equipment additions and reconciles those additions to the capital expenditures that we present in our combined statements of cash flows:

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	in millions, except % amounts
Customer premises equipment	€25.7	€41.5	€60.2	€80.2
New build and upgrade	25.1	28.0	50.6	44.8
Capacity	6.2	6.8	13.9	13.2
Product and enablers	5.2	44.3	9.2	46.7
Baseline	15.9	16.2	28.3	32.5
Property and equipment additions	78.1	136.8	162.2	217.4
Assets acquired under capital-related vendor financing arrangements	(105.9)	(198.9)	(186.0)	(408.3)
Assets contributed by parent company[13]	—	(7.9)	—	(13.1)
Assets acquired under capital leases	(0.1)	(43.2)	(0.2)	(48.6)
Changes in current liabilities related to capital expenditures (including related-party amounts)	69.3	63.9	195.4	210.6
Total capital expenditures, net[4]	€41.4	€(49.3)	€171.4	€(42.0)

Capital expenditures, net:
Third-party payments	€66.1	€85.8	€224.3	€185.8
Proceeds received for transfers to related parties (a)	(24.7)	(135.1)	(52.9)	(227.8)
Total capital expenditures, net	€41.4	€(49.3)	€171.4	€(42.0)

Regional Property and Equipment Additions
Switzerland	€44.0	€49.5	€86.9	€88.9
Central and Eastern Europe	26.9	75.0	59.2	108.4
Total segment property and equipment additions	70.9	124.5	146.1	197.3
Other[14]	7.2	12.3	16.1	20.1
Total	€78.1	€136.8	€162.2	€217.4

Segment property and equipment additions as a percentage of revenue[14,16]	17.5%	28.5%	17.9%	22.6%
_______________

(a)	Primarily relates to transfers of centrally-procured property and equipment to our discontinued operations and other related-parties.

Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and euro equivalent of the nominal amount of UPC Holding’s combined third-party debt, capital lease obligations and cash and cash equivalents. No debt or interest of UPC Holding, other than amounts that are direct obligations of the entities to be disposed, has been allocated to discontinued operations.

	June 30,		March 31,
	2018		2018
	Borrowing currency	€ equivalent
	in millions
Senior Credit Facility
4.000% EUR Facility AK due 2027	€600.0	€600.0	€600.0
5.375% USD Facility AL due 2025	$1,140.0	976.2	927.5
3.625% EUR Facility AQ due 2029	€600.0	600.0	600.0
Facility AR (LIBOR + 2.50%) USD due 2026	$1,975.0	1,691.3	1,606.8
Facility AS (EURIBOR + 2.75%) EUR due 2026	€500.0	500.0	500.0
€990.1 million Revolving Facility AM (EURIBOR + 2.75%) EUR due 2021		—	—
Elimination of Facilities AK, AL and AQ in consolidation		(2,176.2)	(2,127.5)
Total Senior Credit Facilities		2,191.3	2,106.8

Senior Secured Notes
5.375% USD Senior Secured Notes due 2025	$1,140.0	976.2	927.5
4.000% EUR Senior Secured Notes due 2027	€600.0	600.0	600.0
3.625% EUR Senior Secured Notes due 2029	€600.0	600.0	600.0
Total Senior Secured Notes		2,176.2	2,127.5

Senior Notes
5.500% USD Senior Notes due 2028	$550.0	471.0	447.5
3.875% EUR Senior Notes due 2029	€635.0	635.0	635.0
Total Senior Notes		1,106.0	1,082.5

Vendor financing		504.1	559.3
Capital lease obligations		69.0	77.6
Total third-party debt and capital lease obligations		6,046.6	5,953.7
Deferred financing costs and discounts		(42.7)	(42.5)
Total carrying amount of third-party debt and capital lease obligations		6,003.9	5,911.2
Less: cash and cash equivalents		17.6	22.5
Net carrying amount of third-party debt and capital lease obligations[6]		€5,986.3	€5,888.7

Exchange rate ($ to €)		1.1677	1.2291

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future financial and operational growth prospects and opportunities; expectations with respect to the development, enhancement and expansion of our superior networks and innovative and advanced products and services, including with respect to the rebranding of TV3 Group as Virgin Media Television, the launch of Virgin Media Sport, the rollout of 1 Gbps broadband speeds in Germany and the launch of EOS in Switzerland; the strength of our balance sheet and tenor of our third-party debt; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from businesses we acquire; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network providers under our MVNO arrangements) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including Liberty Global’s most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Contact Information

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Matt Coates	+44 20 8483 6333	Matt Beake	+44 20 8483 6428
John Rea	+1 303 220 4238
Stefan Halters	+1 303 784 4528

Virgin Media Investor Relations:		Virgin Media Corporate Communications:
Vani Bassi	+44 333 000 2912	James Lusher	+44 333 000 2900

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is the world’s largest international TV and broadband company, with operations in 10 European countries under the consumer brands Virgin Media, Unitymedia, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the video, internet and communications revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect 21 million customers subscribing to 45 million TV, broadband internet and telephony services. We also serve 6 million mobile subscribers and offer WiFi service through 12 million access points across our footprint.*

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant investments in ITV, All3Media, ITI Neovision, Casa Systems, LionsGate, the Formula E racing series and several regional sports networks.

For more information, please visit www.libertyglobal.com.
* The figures included in this paragraph include both our continuing and discontinued operations, adjusted for our July 31, 2018 sale of UPC Austria

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended June 30, 2018
					Video
	Homes Passed	Two-way Homes Passed	Cable Customer Relationships	Total RGUs	Basic Video Subscribers[9]	Enhanced Video Subscribers[10]	DTH Subscribers	Total Video	Internet Subscribers[11]	Telephony Subscribers[12]		Total Mobile Subscribers

Operating Data
Switzerland[15]	2,302,500	2,302,500	1,168,500	2,390,000	469,200	665,300	—	1,134,500	725,100	530,400		129,400
Poland	3,408,400	3,351,900	1,430,200	2,994,500	180,600	1,029,300	—	1,209,900	1,147,800	636,800		3,500
Slovakia	609,200	594,400	192,800	381,300	26,700	140,200	—	166,900	133,300	81,100		—
DTH			778,300	800,100			778,300	778,300	10,900	10,900
Total UPC Holding continuing ops	6,320,100	6,248,800	3,569,800	6,565,900	676,500	1,834,800	778,300	3,289,600	2,017,100	1,259,200		132,900

Austria	1,420,300	1,420,300	657,400	1,449,300	92,600	359,200	—	451,800	524,900	472,600		81,200
Romania	3,137,400	3,097,600	978,400	2,078,700	245,800	685,800	—	931,600	589,800	557,300		—
Hungary	1,807,300	1,789,800	853,200	2,020,700	77,400	610,300	—	687,700	680,300	652,700		99,000
Czech Republic	1,537,100	1,517,300	615,800	1,214,600	174,000	360,400	—	534,400	501,400	178,800		—
Total UPC Holding discontinued ops	7,902,100	7,825,000	3,104,800	6,763,300	589,800	2,015,700	—	2,605,500	2,296,400	1,861,400		180,200

United Kingdom	14,229,900	14,218,100	5,473,200	13,541,000	—	3,888,400	—	3,888,400	5,166,500	4,486,100		3,034,400
Ireland	903,500	869,800	435,100	994,400	10,700	260,100	—	270,800	371,100	352,500		64,200
Total Virgin Media	15,133,400	15,087,900	5,908,300	14,535,400	10,700	4,148,500	—	4,159,200	5,537,600	4,838,600	`	3,098,600

Q2 Organic Variance
Switzerland	12,100	12,100	(37,000)	(53,800)	(26,800)	(8,800)	—	(35,600)	(13,100)	(5,100)		7,700
Poland	33,200	33,400	(2,400)	5,100	(2,900)	2,600	—	(300)	2,600	2,800		(300)
Slovakia	2,800	2,700	(2,100)	(1,000)	400	(1,300)	—	(900)	(200)	100		—
DTH	—	—	(11,200)	(11,200)	—	—	(11,200)	(11,200)	—	—		—
Total UPC Holding continuing ops	48,100	48,200	(52,700)	(60,900)	(29,300)	(7,500)	(11,200)	(48,000)	(10,700)	(2,200)		7,400

Austria	5,400	5,400	1,300	6,400	400	(4,100)	—	(3,700)	3,600	6,500		8,400
Romania	17,300	20,400	(3,000)	8,600	(9,100)	5,600	—	(3,500)	2,600	9,500		—
Hungary	10,400	10,400	3,700	21,100	(6,200)	8,600	—	2,400	6,700	12,000		5,100
Czech Republic	4,800	4,900	(1,600)	7,900	(900)	2,500	—	1,600	600	5,700		—
Total UPC Holding discontinued ops	37,900	41,100	400	44,000	(15,800)	12,600	—	(3,200)	13,500	33,700		13,500

United Kingdom	142,600	142,600	20,600	119,500	—	48,400	—	48,400	31,000	40,100		16,400
Ireland	7,100	7,800	(3,100)	(7,300)	(3,000)	—	—	(3,000)	(1,500)	(2,800)		4,300
Total Virgin Media	149,700	150,400	17,500	112,200	(3,000)	48,400	—	45,400	29,500	37,300		20,700

	Selected Operating Data — As of June 30, 2018

	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Total Mobile Subscribers

Switzerland	—	129,400	129,400
Poland	—	3,500	3,500
Slovakia	—	—	—
Total UPC Holding continuing ops	—	132,900	132,900

Austria	—	81,200	81,200
Romania	—	—	—
Hungary	—	99,000	99,000
Czech Republic	—	—	—
Total UPC Holding discontinued ops	—	180,200	180,200

United Kingdom	442,700	2,591,700	3,034,400
Ireland	—	64,200	64,200
Total Virgin Media	442,700	2,655,900	3,098,600

Organic Mobile Subscriber Variance	June 30, 2018 vs March 31, 2018

Switzerland	—	7,700	7,700
Poland	—	(300)	(300)
Slovakia	—	—	—
Total UPC Holding continuing ops	—	7,400	7,400

Austria	—	8,400	8,400
Romania	—	—	—
Hungary	—	5,100	5,100
Czech Republic	—	—	—
Total UPC Holding discontinued ops	—	13,500	13,500

United Kingdom	(27,900)	44,300	16,400
Ireland	—	4,300	4,300
Total Virgin Media	(27,900)	48,600	20,700

General Notes to Tables:
Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews. Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

Footnotes

[1]
For purposes of calculating rebased growth rates on a comparable basis, we have adjusted the historical revenue and Segment OCF (U.S. GAAP) or Adjusted EBITDA (EU-IFRS) for the three and six months ended June 30, 2017 to (i) in the case of the Virgin Media, Unitymedia and UPC Holding borrowing groups, reflect the January 1, 2018 adoption of the new revenue recognition standards (ASU 2014-09 (U.S. GAAP) and IFRS 15 (EU-IFRS) and (ii) for Virgin Media and UPC Holding, reflect the translation of our rebased amounts for the three and six months ended June 30, 2017 at the applicable average foreign currency exchange rates that were used to translate our results for the three and six months ended June 30, 2018. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Operating Cash Flow in Liberty Global’s press release dated August 8, 2018, Liberty Global Reports Q2 2018 Results. The following table provides adjustments made to the 2017 amounts to derive our rebased growth rates for Virgin Media, Unitymedia and UPC Holding:

	Revenue	OCF/Adjusted EBITDA	Revenue	OCF/Adjusted EBITDA
	Three months ended June 30, 2017	Three months ended June 30, 2017	Six months ended June 30, 2017	Six months ended June 30, 2017
	in millions
Virgin Media (U.S. GAAP)
Revenue Recognition	£(1.8)	£(4.8)	£(3.3)	£(7.3)
Foreign Currency	£1.6	£0.5	£4.0	£1.5

Unitymedia (EU-IFRS)
Revenue Recognition	€(4.5)	€(3.0)	€(9.2)	€(4.8)

UPC Holding (U.S. GAAP)
Revenue Recognition	€(0.5)	€(0.4)	€(1.8)	€(1.5)
Foreign Currency	€(24.9)	€(15.3)	€(47.5)	€(29.4)

[2]
During the first six months of 2018, we have recognized in Virgin Media’s program-to-date totals a further 8,100 premises where construction was completed in prior periods, but serviceability was confirmed during 2018. These 8,100 premises have been included in Virgin Media’s Q2 Project Lightning build number, in addition to the 109,800 premises constructed in Q2.

[3]
Organic figures exclude RGUs of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

[4]
The capital expenditures that we report in our consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

[5]	Interest will initially accrue at a rate of 6.0% up to January 15, 2021 and at a rate of 11.0% thereafter.

[6]
Net third-party debt including capital or finance lease obligations (as applicable) is not a defined term under U.S. GAAP, EU-IFRS or IASB-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.

[7]
Horizon-Lite relates to our more basic version of Horizon TV, where we are upgrading the software of legacy two-way capable boxes in the field with a Horizon-like user interface, that also offers access to on-demand content, different apps and in certain cases Replay TV functionality. We have launched Horizon-Lite in certain CEE markets.

[8]
Consistent with how we calculate our leverage ratios under our debt agreements, we calculate our debt ratios for UPC Holding including discontinued operations. For purposes of these calculations, debt is measured using swapped foreign currency rates. We have not presented leverage ratios on a continuing operations only basis for UPC Holding as we believe that such a presentation would overstate our leverage and would not be representative of the actual leverage ratios that we will report once all dispositions are completed. This is due to the fact that, in accordance with U.S. GAAP, our continuing operations exclude all of the OCF of the entities to be disposed but include a portion of the debt that we expect to repay with the proceeds from such dispositions.

[9]	UPC Holding has approximately 197,000 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

[10]
Subscribers to enhanced video services provided by UPC Holding’s operations in Switzerland over partner networks receive basic video services from the partner networks as opposed to UPC Holding’s operations.

[11]
UPC Holding’s Internet Subscribers exclude 36,200 digital subscriber line (“DSL”) subscribers within Austria that are not serviced over UPC Holding’s networks. UPC Holding’s Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 79,400 subscribers who have requested and received this service.

[12]
UPC Holding’s Telephony Subscribers exclude 28,300 subscribers within Austria that are not serviced over its networks. In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 141,200 subscribers who have requested and received this service.

[13]
Represents non-cash contributions of property and equipment that UPC Holding received from its parent company. These amounts are excluded from the capital expenditures that UPC Holding reports in its consolidated statements of cash flows.

[14]
UPC Holding’s property and equipment additions include amounts that represent the net impact of changes in inventory levels associated with centrally-procured customer premises equipment. These amounts, which are included in “Other”, are excluded from the calculation of segment property and equipment additions as a percentage of revenue. The centrally-procured equipment is ultimately transferred to certain Liberty Global European operating subsidiaries, including subsidiaries within UPC Holding. Equipment transferred outside of UPC Holding is reflected as a reduction to UPC Holding’s property and equipment additions in the period in which the equipment is transferred.

[15]
Pursuant to service agreements, Switzerland offers enhanced video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At June 30, 2018, Switzerland’s partner networks account for 129,000 Cable Customer Relationships, 301,100 RGUs, 108,200 Enhanced Video Subscribers, 110,100 Internet Subscribers, and 82,800 Telephony Subscribers. Subscribers to enhanced video services provided by partner networks receive basic video services from the partner networks as opposed to our operations. Due to the fact that Switzerland does not own these partner networks, we do not report homes passed for Switzerland’s partner networks.

[16]
The financial figures contained in this release for Virgin Media and UPC are prepared in accordance with U.S. GAAP and in accordance with EU-IFRS for Unitymedia. Unitymedia’s financial condition and results of operations will be included in Liberty Global’s consolidated financial statements under U.S. GAAP. There are significant differences between the U.S. GAAP and EU-IFRS presentations of our consolidated financial statements. Effective January 1, 2018, Virgin Media and UPC Holding adopted Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), and Unitymedia adopted IFRS 15, Revenue from Contracts with Customers (“IFRS 15”), each by recording the cumulative effect to their respective equity or deficit. All prior-year amounts are presented herein on a pro forma basis that gives effect to the adoption of ASU 2014-09 or IFRS 15, as applicable, as if such adoptions had occurred on January 1, 2017. In addition, on January 1, 2018, Virgin Media and UPC Holding adopted ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (“ASU 2017-07”) on a retrospective basis. Accordingly, the operating income and OCF amounts for the prior-year periods presented herein for Virgin Media and UPC Holding have been retrospectively revised to reflect the impact of ASU 2017-07.

Glossary
Adjusted Segment EBITDA: the primary measure used by Unitymedia’s management to evaluate Unitymedia’s performance. Adjusted Segment EBITDA is also a key factor that is used by Unitymedia’s internal decision makers to evaluate the effectiveness of Unitymedia’s management for purposes of annual and other incentive compensation plans. Unitymedia defines EBITDA as earnings before net finance expense, income taxes and depreciation and amortization. As Unitymedia uses the term, Adjusted Segment EBITDA is defined as EBITDA before share-based compensation, provisions and provision releases related to significant litigation, impairment, restructuring and other operating items and related-party fees and allocations. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Unitymedia’s internal decision makers believe Adjusted Segment EBITDA is a meaningful measure because it represents a transparent view of Unitymedia’s recurring operating performance that is unaffected by Unitymedia’s capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. Unitymedia believes the Adjusted Segment EBITDA measure is useful to investors because it is one of the bases for comparing its performance with the performance of other companies in the same or similar industries, although its measure may not be directly comparable to similar measures used by other companies. Adjusted Segment EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net earnings (loss), cash flow from operating activities and other EU-IFRS or IASB-IFRS measures of income or cash flows. A reconciliation of net loss to Adjusted Segment EBITDA is presented in the Unitymedia section of this release.
ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average cable customer relationship or mobile subscriber, as applicable. Following the adoption of ASU 2014-09 for Virgin Media and UPC Holding and IFRS 15 for Unitymedia, subscription revenue excludes interconnect fees, channel carriage fees, mobile handset sales and late fees, but includes the amortization of installation fees. Prior to the adoption of ASU 2014-09 and IFRS 15, installation fees were excluded from subscription revenue. ARPU per average cable customer relationship is calculated by dividing the average monthly subscription revenue from residential cable and SOHO services by the average number of cable customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per cable customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average cable customer relationship or mobile subscriber, as applicable. Cable customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, we adjust the prior-year subscription revenue, cable customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions, FX and the new revenue recognition accounting standards on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and OCF, as further described in footnote 1 above.

ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Basic Video Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. We count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs.

Broadband and Telephony Penetration: is calculated by dividing the number of telephony RGUs and broadband RGUs, respectively, by total Two-way Homes Passed.
Business-to-Business (“B2B”) Subscription Revenue: revenue from services to certain SOHO subscribers (fixed and mobile). B2B non-subscription revenue includes business broadband internet, video, voice, mobile and data services offered to medium to large enterprises and, on a wholesale basis, to other operators.
Cable Customer Relationships: the number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Cable Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Cable Customer Relationships. We exclude mobile-only customers from Cable Customer Relationships.

Customer Churn: the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.
DTH Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

Enhanced Video Penetration: calculated by dividing the number of enhanced video RGUs by the total number of basic and enhanced video RGUs.
Enhanced Video Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers.

EU-IFRS: International Financial Reporting Standards (“IFRS”), as adopted by the European Union.
Fixed-mobile Convergence: Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed internet service and postpaid mobile telephony service, divided by the number of customers who subscribe to our fixed-internet service.

Fully-Swapped Third-Party Debt Borrowing Cost: the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

Homes Passed: homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH.

Internet Subscriber: a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers do not include customers that receive services from dial-up connections.

MDU: Multiple Dwelling Unit.

Mobile Subscriber Count: the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

NPS: Net Promoter Score.

Project Lightning marketable premises: includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to our networks as a part of our Project Lightning network extension program in the U.K. and Ireland.

Property and equipment additions: includes capital expenditures on an accrual basis, amounts financed under vendor financing or capital lease arrangements and other non-cash additions. For Unitymedia this includes property, equipment and intangible asset additions.
RGU: A Revenue Generating Unit is separately a Basic Video Subscriber, Enhanced Video Subscriber, DTH Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our U.K. market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, DTH, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our June 30, 2018 RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
Segment OCF (Virgin Media and UPC Holding): the primary measure used by our chief operating decision maker and management to evaluate the operating performance of our businesses. Segment OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Segment OCF is defined as operating income before depreciation and amortization, share-based compensation, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Segment OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between entities and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our Segment OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Segment OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of operating income to Segment OCF is presented in the applicable sections of this release.
SDU: Single Dwelling Unit.
SIM: Subscriber Identification Module.

SME: Small or Medium Enterprise.
SOHO: Small or Home Office Subscribers.
Telephony Subscriber: a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

Two-way Homes Passed: homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

U.S. GAAP: United States Generally Accepted Accounting Principles.

YoY: Year-over-year.

Appendix
UPC Holding’s operations in Austria, Hungary, Romania and the Czech Republic have been accounted for as discontinued operations. In addition, on January 1, 2018, UPC Holding adopted new revenue recognition rules on a prospective basis and a new presentation of certain components of its pension expense on a retrospective basis. The following table provides a summary of selected quarterly information for UPC Holding’s continuing operations for the past six quarters that gives pro forma effect to the adoption of ASU 2014-09 and reflects the retrospective changes of ASU 2017-07.

	Three months ended
Continuing UPC (U.S. GAAP)	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018
	in millions, except ARPU amounts
Revenue:
Switzerland	€310.2	€307.7	€299.4	€293.4	€280.6	€278.5
Continuing CEE	126.5	128.8	127.6	131.7	130.6	128.1
Intersegment eliminations	(0.1)	—	—	(0.1)	—	(0.4)
Total Revenue	€436.6	€436.5	€427.0	€425.0	€411.2	€406.2

Segment OCF:
Switzerland	€191.3	€193.0	€182.3	€169.2	€151.8	€158.6
Continuing CEE	54.8	58.9	60.1	63.5	58.5	56.8
Central and Corporate and intersegment eliminations	(0.8)	(0.4)	(0.7)	(1.3)	(0.3)	(1.1)
Total Segment OCF	€245.3	€251.5	€241.7	€231.4	€210.0	€214.3

Operating income	€78.8	€72.9	€78.7	€64.1	€63.0	€70.7
Share-based compensation expense	0.9	2.8	0.8	2.8	2.3	2.5
Related-party fees and allocations, net	69.6	76.0	66.2	65.6	51.5	49.1
Depreciation and amortization	95.3	99.0	94.3	95.6	90.6	89.9
Impairment, restructuring and other operating items, net	0.7	0.8	1.7	3.3	2.6	2.1
Total Segment OCF	€245.3	€251.5	€241.7	€231.4	€210.0	€214.3

Monthly ARPU per Cable Customer Relationship:
Switzerland	CHF 70.69	CHF 71.53	CHF 70.55	CHF 70.03	CHF 68.49	CHF 70.36
Continuing CEE	€16.01	€16.43	€16.36	€16.56	€16.75	€16.48

Monthly ARPU per Mobile Subscribers:
Excluding interconnect revenue	€27.63	€28.11	€27.33	€26.19	€26.26	€27.42
Including interconnect revenue	€31.27	€31.70	€30.75	€29.55	€29.09	€30.42

The following table provides a summary of selected quarterly information for UPC Holding’s discontinued operations for the past six quarters that gives pro forma effect to the adoption of ASU 2014-09 and reflects the retrospective changes of ASU 2017-07.

	Three months ended
Discontinued UPC (U.S. GAAP)	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018
	in millions, except ARPU amounts
Revenue:
Austria	€86.8	€87.4	€87.8	€88.4	€89.2	€91.3
Discontinued CEE	128.0	133.2	133.3	137.9	138.4	138.0
Intersegment eliminations	(0.1)	(0.1)	(0.2)	—	—	—
Total Revenue	€214.7	€220.5	€220.9	€226.3	€227.6	€229.3

Segment OCF:
Austria	€46.5	€48.1	€48.6	€49.8	€47.8	€49.5
Discontinued CEE	49.5	52.6	57.2	59.4	54.7	57.4
Intersegment eliminations	0.2	0.3	0.5	1.1	0.1	0.6
Total Segment OCF	€96.2	€101.0	€106.3	€110.3	€102.6	€107.5

Operating income	€23.7	€26.7	€33.5	€34.6	€54.4	€67.6
Share-based compensation expense	0.7	1.0	0.4	0.8	0.7	0.7
Related-party fees and allocations, net	26.1	26.6	25.3	28.5	19.3	24.4
Depreciation and amortization	45.6	46.5	47.6	47.5	28.4	12.3
Impairment, restructuring and other operating items, net	0.1	0.2	(0.5)	(1.1)	(0.2)	2.5
Total Segment OCF	€96.2	€101.0	€106.3	€110.3	€102.6	€107.5

Monthly ARPU per Cable Customer Relationship:
Austria	€34.87	€34.98	€35.15	€35.42	€35.81	€35.94
Discontinued CEE	€15.52	€15.65	€15.73	€15.57	€15.62	€15.64

Monthly ARPU per Mobile Subscriber:
Excluding interconnect revenue	€10.71	€10.80	€10.84	€10.45	€10.23	€10.35
Including interconnect revenue	€12.00	€12.14	€12.13	€11.74	€11.43	€11.52